EXHIBIT 99

                                             Contact:  Max 0. Valdes, Controller
                                                        714) 558-3211, ext. 7450



SANTA ANA, CALIFORNIA, APRIL 7, 1998-The First American Financial Corporation (NYSE: FAF) announced today the issuance and sale of $100 million of 7.55 percent senior debentures, due April 1, 2028. Chase Securities Inc. and First Chicago Capital Markets, Inc., underwrote the offering.

     The 30-year bonds were issued at 99.456 percent of the principal amount. Net proceeds will be used for general corporate purposes, including, without limitation, repayment of certain debt and the financing of the construction of new corporate facilities.

     The First American Financial Corporation, based in Santa Ana, California, is the nation's leading provider of real estate-related financial and information services. The corporation's subsidiaries include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, and mortgage document preparation nationally; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The Corporation also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 13,000 employees in over 400 branch offices in the United States and abroad. Information about the company's subsidiaries and an archive of its press releases can be found at http://www.firstam.com on the Internet.